                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Nuveen Senior Income Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):
         333 West Wacker Drive, Chicago, Illinois 60606

Telephone Number (including area code):  (312) 917-7700

Name and address of agent for service of process: Gifford R. Zimmerman, Vice President and Secretary, Nuveen Senior Income Fund, 333 W. Wacker Drive, Chicago, Illinois 60606 with copies to Janet D. Olsen, Bell, Boyd & Lloyd, 70 West Madison Street, Chicago, Illinois 60602, Thomas A. Hale, Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 W. Wacker Drive and Eric F. Fess, Chapman & Cutler, 111 W. Monroe, Chicago, Illinois 60603

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X]   [_] No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Chicago, Illinois on September 7, 1999.

                              Nuveen Senior Income Fund



                                  /s/ Alan G. Berkshire
                              ------------------------------------------------
                              Alan G. Berkshire, Vice President and Assistant Secretary


                                  /s/ Gifford R. Zimmerman
                              ------------------------------------------------
                              Gifford R. Zimmerman, Vice President
                              and Secretary



Attest: /s/ Karen L. Healy
        -------------------------
        Karen L. Healy